Exhibit 99.1

Sunergy, a Provider of Residential Solar and Energy Efficiency Solutions, Signs Business Combination Agreement to Become a Public Company Through a Combination with ESGEN Acquisition Corp.

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Sunergy Renewables, LLC (“Sunergy”) has entered into a definitive business combination agreement with ESGEN Acquisition Corp. (“ESGEN”). The combined company is expected to be listed on the Nasdaq Stock Exchange.

•	Founded in 2005, Sunergy is a Florida-based leading provider of integrated rooftop solar, energy storage, and energy efficiency solutions to residential customers.

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Sunergy has a strong track record of financial performance and profitability, delivering approximately $123 million of revenue and approximately $11 million of EBITDA in 2022, underpinned by nearly 2,400 installations performed during the year.

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Sunergy is growing rapidly in the residential solar market with a differentiated sales approach, vertically integrated offerings, a geographic focus on high growth markets in Florida, Texas and Arkansas, and plans to expand further in the future.

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ESGEN’s sponsor, ESGEN LLC (to be funded by the sponsor’s affiliate, Energy Spectrum Partners VIII LP), has committed to a common stock PIPE investment of $10 million at $10 per share. Assuming no redemptions by ESGEN’s public stockholders, the transaction is currently expected to provide gross proceeds of up to $65 million to the combined company, comprised of up to $30 million from ESGEN’s trust account (before the impact of potential redemptions) and $35 million from the ESGEN LLC PIPE Investment and other potential financings anticipated to be executed prior to the closing of the business combination.

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Proceeds to provide growth capital to Sunergy for expansion of customer offerings and general corporate purposes. Sunergy also plans to consider strategic acquisitions of attractive targets to fuel growth and consolidate smaller companies in the heavily fragmented residential solar industry.

•	Pro forma implied enterprise value of the combined company of $475 million. Transaction expected to be completed during the fourth quarter of 2023.

DALLAS, TX & NEW PORT RICHEY, FL April, 19, 2023 – Sunergy Renewables, LLC (“Sunergy” or the “Company”), a leading Florida-based provider of residential solar and energy efficiency solutions, and ESGEN Acquisition Corp. (“ESGEN”) (Nasdaq: ESACU, ESAC, ESACW), a special purpose acquisition company, today announced a definitive agreement for a business combination (the “Transaction” or the “Business Combination”) that would result in the combined company becoming a publicly listed company on the Nasdaq Stock Exchange.

Founded in 2005 and headquartered in New Port Richey, Florida, Sunergy provides photovoltaic solar and battery-based power as well as storage systems for residential consumers. The Company’s carefully assembled product portfolio of solar products, energy-efficient appliances, energy storage, insulation, and roofing services provides a range of benefits to homeowners, including meaningful utility cost savings, superior reliability compared to alternative sources, and energy independence.

Sunergy has a strong track record of financial performance and profitability. In 2022, the Company delivered approximately $123 million in revenue and approximately $11 million in EBITDA, underpinned by nearly 2,400 installations performed during the year.

Sunergy sells residential solar systems through a proprietary and differentiated sales approach that seeks to maximize lead generation and conversion efficiencies. The Company leverages a custom software platform to augment sales efforts and uses a customer relationship management system to actively track key performance indicators across the sales cycle. Sunergy believes its multi-tiered sales strategy minimizes customer acquisition costs and maximizes sales representative output.

Additionally, Sunergy’s integrated installation business allows for greater control of the customer relationship. Benefits of this strategy include greater profitability potential, efficient navigation of local regulatory processes, and sustained customer satisfaction, which can lead to increased speed of project completion.

Sunergy’s methodical geographic expansion is focused on targeting specific geographic areas having attractive solar and distributed energy characteristics with less saturation from competing solutions, including high-growth markets in Florida, Texas, and Arkansas.

Management Commentary

“The partnership we announced with ESGEN today is expected to enable Sunergy to continue to pursue our strategy in the residential solar market, bringing enhanced cost savings, reliability, and energy independence to our customers,” said Tim Bridgewater, Sunergy CEO and Co-Founder. “We believe this combination represents a transformative step on our path to grow as a vertically integrated company. The proceeds from the transaction will help Sunergy scale more rapidly to meet the current demand we are seeing from our customers who desire to reduce high energy bills and contribute to a sustainable future.”

Andrejka Bernatova, CEO of ESGEN, stated “Our primary objective at ESGEN is to partner with sound, scalable and profitable companies we believe will fundamentally disrupt the current energy landscape and take advantage of markets experiencing generational growth. We want to simultaneously accelerate a shift to a low-carbon future. Sunergy is an ideal partner to achieve our goals, and we look forward to working with Tim and his exceptional team at Sunergy in their next chapter of growth.”

Transaction Overview

The Transaction is currently anticipated to generate gross proceeds of up to approximately $65 million of cash, underpinned by a $10 million participation in the common stock PIPE by ESGEN’s sponsor, ESGEN LLC (to be funded by the sponsor’s affiliate Energy Spectrum Partners VIII LP (“Energy Spectrum”)) at $10.00 per share. Proceeds will be used to fund operations and growth. The pro forma implied enterprise value of the combined company is expected to be $475 million.

After the Transaction, the Board of Directors of the combined company will include representatives from both Sunergy and ESGEN.

The Board of Directors of ESGEN and the board of managers of Sunergy have unanimously approved the Transaction. Completion of the proposed Transaction is subject to customary closing conditions and is anticipated to occur in the fourth quarter of 2023.

ESGEN is backed by Energy Spectrum, a well-known energy infrastructure investment firm with a track record of more than 25 years, $4.5 billion of total equity capital commitments, and nearly $2 billion of assets under management. The parties believe that the investment track record, operating experience, and strategic insight of Energy Spectrum will serve as a catalyst to enhance the value of the combined company while generating attractive risk-adjusted returns for its shareholders.

Additional information about the proposed Transaction, including a copy of the Business Combination agreement and the accompanying investor presentation, will be provided in a Current Report on Form 8-K to be filed by ESGEN with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Advisors

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), served as exclusive financial advisor and lead capital markets advisor to ESGEN. Kirkland & Ellis LLP served as legal counsel to ESGEN and Energy Spectrum. Eversheds Sutherland (US) LLP and Ellenoff Grossman & Schole LLP served as legal counsel to Sunergy.

About Sunergy

Sunergy is a Florida-based leading provider of residential solar, distributed energy, and energy efficiency solutions focused on high growth markets with limited competitive saturation. With its differentiated sales approach and vertically integrated offerings, Sunergy serves customers who desire to reduce high energy bills and contribute to a more sustainable future.

About ESGEN Acquisition Corp.

ESGEN (Nasdaq: ESACU, ESAC, ESACW) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. ESGEN is led by Chief Executive Officer, Andrejka Bernatova and Chief Financial Officer, Nader Daylami, and is affiliated with Energy Spectrum Capital, a Dallas-based private equity firm with long-standing experience building companies across the energy infrastructure landscape over multiple decades.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended, that are based on beliefs and assumptions and on information currently available to ESGEN and Sunergy. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about ESGEN’s and Sunergy’s ability to effectuate the proposed business combination discussed in this news release; the benefits of the proposed business combination; the future financial performance of the combined company following the transactions; changes in ESGEN’s or Sunergy’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, the ability to raise additional funds prior to the closing of the business combination and plans and objectives of management. These forward-looking statements are based on information available as of the date of this news release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing ESGEN’s or Sunergy’s views as of any subsequent date, and none of ESGEN or Sunergy undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, ESGEN’s and Sunergy’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: (i) the timing to complete the proposed business combination; (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements relating to the proposed business combination; (iii) the outcome of any legal proceedings that may be instituted against ESGEN, Sunergy or others following announcement of the proposed business combination; (iv) the inability to complete the proposed business combination due to the failure to obtain the approval of ESGEN stockholders; (v) the combined company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the proposed business combination; (vi) the combined company’s ability to obtain the listing of its common stock and warrants on the Nasdaq following the proposed business combination; (vii) the risk that the proposed business combination disrupts current plans and operations of Sunergy as a result of the announcement and consummation of the proposed business combination; (viii) the ability to recognize the anticipated benefits of the proposed business combination; (ix) unexpected costs related to the proposed business combination; (x) the amount of any redemptions by public stockholders of ESGEN being greater than expected; (xi) the management and board composition of the combined company following the proposed business combination; (xii) limited liquidity and trading of the combined company’s securities; (xiii) the use of proceeds not held in ESGEN’s trust account or available from interest income on the trust account balance; (xiv) geopolitical risk and changes in applicable laws or regulations; (xv) the possibility that ESGEN, Sunergy or the combined company may be adversely affected by other economic, business, and/or competitive factors; (xvi) operational risk; (xvii) litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Sunergy’s resources; (xviii) the risks that the consummation of the proposed business combination is substantially delayed or does not occur; and (xix) other risks and uncertainties, including those to be included under the heading “Risk Factors” in the registration statement on Form S-4 (as may be amended from time to time, the “Registration Statement”) to be filed by ESGEN with the SEC and those included under the heading “Risk Factors” in ESGEN’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”) and in its subsequent periodic reports and other filings with the SEC. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by ESGEN, Sunergy, their respective directors, officers or employees or any other person that ESGEN and Sunergy will achieve their objectives and plans in any specified time frame, or at all. The forward-looking statements in this news release represent the views of ESGEN and Sunergy as of the date of this news release. Subsequent events and developments may cause that view to change. However, while ESGEN and Sunergy may elect to update these forward-looking statements at some point in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of ESGEN or Sunergy as of any date subsequent to the date of this news release.

No Offer or Solicitation

This news release relates to a proposed business combination between ESGEN and Sunergy. This document does not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Important Information for Investors and Stockholders and Where to Find It

In connection with the proposed business combination between ESGEN and Sunergy, ESGEN intends to file the Registration Statement that includes a preliminary proxy statement/prospectus of ESGEN, and after the Registration Statement is declared effective, ESGEN will mail a definitive proxy statement/prospectus relating to the proposed business combination to ESGEN’s stockholders. The Registration Statement, including the proxy statement/prospectus contained therein, when declared effective by the SEC, will contain important information about the proposed business combination and the other matters to be voted upon at a meeting of ESGEN’s stockholders to be held to approve the proposed business combination (and related matters). This news release does not contain all the information that should be considered concerning the proposed business combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. ESGEN may also file other documents with the SEC regarding the proposed business combination. ESGEN stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about ESGEN, Sunergy and the proposed business combination.

When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to ESGEN stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed or that will be filed with the SEC, free of charge, by ESGEN through the website maintained by the SEC at www.sec.gov, or by directing a request to: ESGEN Acquisition Corporation, 5956 Sherry Lane, Suite 1400, Dallas, TX 75225.

Participants in the Solicitation

ESGEN and Sunergy and their respective directors, officers and related persons may be deemed participants in the solicitation of proxies of ESGEN stockholders in connection with the proposed business combination. ESGEN stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of ESGEN, and a description of their interests in ESGEN is contained in ESGEN’s final prospectus related to its initial public offering, dated October 21, 2021, the Annual Report and in ESGEN’s subsequent period reports and other filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to ESGEN stockholders in connection with the proposed business combination and other matters to be voted upon at the ESGEN shareholder meeting will be set forth in the Registration Statement for the proposed business combination when it is filed with the SEC. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the Registration Statement that ESGEN intends to file with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Sunergy Contacts

For Investors:

Cody Slach and Tom Colton

Gateway Group

sunergy@gatewayir.com

For Media:

Zach Kadletz and Anna Rutter

Gateway Group

sunergy@gatewayir.com

ESGEN Acquisition Corp. Contacts

For Media & Investors:

Nader Daylami

nader@esgen-spac.com